IDACORP, Inc.
                                  P.O. Box 70
                               Boise, Idaho 83707


                                                               Robert W. Stahman
                                   Vice President, General Counsel and Secretary


                                                                   Exhibit 5.1






                                 March 21, 2001


IDACORP, Inc.
1221 West Idaho Street
Boise, Idaho  83702-5627

Ladies and Gentlemen:

     I am General Counsel to IDACORP, Inc., an Idaho corporation (the "Company"), and have acted as such in connection with preparation and filing of a Registration Statement on Form S-4, which the Company proposes to file on or shortly after the date hereof under the Securities Act of 1933, as amended (the "Act").

     The Registration Statement relates to 200,000 shares of the Company's Common Stock, without par value, (the "Stock"), and the Preferred Share Purchase Rights attached thereto (the "Rights")(the Stock and the Rights collectively referred to as the "Shares"), which Shares have been or will be repurchased by the Company and held as treasury stock, and which Shares will be offered for exchange to shareholders of RMC Holdings, Inc. pursuant to the Company's Offer to Exchange Shares of Common Stock of IDACORP, Inc. for up to 3,594,108 Outstanding Shares of Common Stock of RMC Holdings, Inc. (the "Share Exchange").

     For purposes of this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of (i) the Acquisition
Agreement by and Between IDACORP, Inc. and RMC Holdings, Inc., dated as of August 1, 2000, as amended; (ii) the Key Shareholders Exchange Agreement Among IDACORP, Inc., Certain Persons Listed on Annex A and RMC Holdings, Inc., dated as of August 1, 2000, as amended; (iii) the Purchase and Sale Agreement by and Between RMC Holdings, Inc. and Certain

IDACORP, Inc.                                                     March 21, 2001


Shareholders of RMC Holdings, Inc., dated as of August 1, 2000; (iv) the Rights Agreement, dated as of September 10, 1998 between the Company and The Bank of New York, as Rights Agent (the "Rights Agreement"); (v) the Articles of Incorporation, as amended, and Amended Bylaws of the Company, as in effect on the date hereof; (vi) resolutions adopted by the Board of Directors of the Company relating to the Share Exchange, the Registration Statement and the Rights Agreement; and (vii) such other documents, certificates and other records as I have deemed necessary or appropriate. In such examination I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to the original documents of all documents submitted to me as copies and the authenticity of the originals of such latter documents. As to any facts material to my opinion, I have, when relevant facts were not independently established, relied upon the aforesaid agreements, instruments, records, certificates and documents.

     Based upon the foregoing, and subject to the qualifications herein expressed, I am of the opinion that the Stock of IDACORP, Inc. deliverable in connection with the Share Exchange has been legally issued, and is fully paid and non-assessable and the Rights are legally issued.

     The matters relating to the Shares are governed by the law of the State of Idaho. In regard to the Rights, I note that Section 30-1610 of the Idaho Control Share Acquisition Law and Section 30-1706 of the Idaho Business Combination Law each provides that nothing contained in the Idaho Control Share Acquisition Law (Sections 30-1601 through 30-1614) or the Idaho Business Combination Law
(Sections 30-1701 through 30-1710), respectively, is intended to limit the corporate powers or authority of an "issuing public corporation" (as defined in such statutes), such as the Company, to take actions "which the directors may appropriately determine to be in furtherance of the protection of the interests of the corporation and its shareholders, including without limitation the authority to . . . enter into . . . arrangements", such as the Rights Agreement, that "deny rights . . . to the holder or holders of at least a specified number of shares or percentage of share ownership or voting power in certain circumstances."

     Because I am not aware of any court decision applying the law of the State of Idaho that addresses the effect of these statutory provisions or the validity of plans similar to the Rights Agreement, it is difficult to predict how a court applying the law of the State of Idaho would rule with respect to the issues relating to the Rights. Nevertheless, I am able to advise

IDACORP, Inc.                                                     March 21, 2001


you of my conclusion concerning how a court applying the law of the State of Idaho (including, but not limited to, Section 30-1610 of the Idaho Control Share Acquisition Law and Section 30-1706 of the Idaho Business Combination Law) likely would rule. I have conferred with LeBoeuf, Lamb, Greene & MacRae, L.L.P., counsel to the Company, for purposes of rendering this opinion. LeBoeuf, Lamb, Greene & MacRae, L.L.P. and I have concluded that a court applying the law of the State of Idaho, when presented with novel questions concerning takeover matters, such as the effect of the statutory provisions cited above and the adoption by the Company of the Rights Agreement, most likely would apply the corporate law of the State of Delaware, the most fully developed body of corporate law in the United States. Accordingly, in rendering this opinion, I have assumed that Delaware corporate law, with which I am familiar, provides an indication of what standards a court would apply if it were required to apply the law of the State of Idaho considering the matters relating to the Rights.

     With respect to this opinion, I do not hold myself out as an expert on the laws of any state other than the State of Idaho. My opinions expressed above are limited to the laws of the State of Idaho, the General Corporation Law of the State of Delaware and the Constitution of the State of Delaware, and the federal laws of the United States.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to me under the caption "Legal Opinions" in said Registration Statement and any amendments thereto, and in the Prospectus constituting a part thereof.

                                                          Very truly yours,

                                                          /s/ Robert W. Stahman

                                                          Robert W. Stahman

                                       -3-